NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FIRST QUARTER FISCAL 2012 RESULTS, REPURCHASES 2 MILLION SHARES OF ITS COMMON STOCK, AND REITERATES FISCAL YEAR 2012 FREE CASH FLOW GUIDANCE

MARYVILLE, TN – October 5, 2011 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal first quarter ended August 30, 2011.

Results for the first quarter of 2012 compared to the first quarter of 2011 include:

•	Same-restaurant sales decreased 4.1% at Company-owned Ruby Tuesday restaurants, inclusive of approximately 40 basis points of adverse impact from Hurricane Irene

•	Net income of $3.1 million compared to prior-year net income of $12.4 million, which included $1.7 million of accounting gains realized from franchise partner acquisitions

•	Diluted earnings per share of $0.05 compared to diluted earnings per share of $0.19 for the prior year, which included $0.02 per share from the accounting gains noted above

Sandy Beall, Founder, Chairman, and CEO, commented on the quarterly results, saying, “We anticipated our first quarter would be challenging, and while our earnings results were within our guidance of $0.03-$0.06 cents per share, we are disappointed with our sales results for the quarter which were below our expectations.  We continue to operate in an aggressive competitive promotional environment with very heavy advertising levels and we expect these competitive marketing trends to continue given the soft economy and low consumer confidence.  To address these sales issues, we have several initiatives in test that are designed to position our brand favorably with the consumer and help us increase our same-restaurant sales.”

Ruby Tuesday, Inc.
News Release
October 5, 2011
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Other highlights from our first quarter results include:

•	Same-restaurant sales for domestic franchise restaurants decreased by 3.7%

•	Total revenue increased 9.1% from the prior-year period primarily due to the fiscal 2011 franchise partnership acquisitions

•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $43.6 million and $91.1 million for the first quarter of fiscal 2012 and 2011, respectively, with the decline primarily driven by the franchise partnership acquisitions

•	Continued progress on conversion strategy by opening Marlin & Ray’s seafood concept conversions in Manassas, VA on June 1st and in Atlanta, GA on August 24th

•	The Company did not open any new Ruby Tuesday restaurants, permanently closed two restaurants, and temporarily closed two restaurants in anticipation of conversion to other concepts

•	Domestic and international franchisees opened two new Ruby Tuesday restaurants and closed three Ruby Tuesday restaurants

•
The Company repurchased 2 million shares of its common stock at an average price of $9.22 per share.  As of the end of the first quarter, 5.9 million shares remained authorized for repurchase under the Company’s share repurchase program.

•	Total capital expenditures were $8.4 million

•
Book debt to EBITDA ratio of 2.85, which excludes the pro forma EBITDA impact from the franchise partnership acquisitions, represents an increase over the prior-year ratio of 2.08 primarily due to the assumption of debt from the franchise partnership acquisitions during fiscal 2011

Mr. Beall added, “As we began FY12, we outlined the following primary goals for the year which are key in getting our sales and earnings back to stronger levels and building shareholder value:

•
Increasing Our Same-Restaurant Sales – We continue to focus on new product offerings designed to provide momentum for our brand, including our Seafood Festival  limited-time offer starting at $9.99.  Additionally, we are in the process of testing two new promotions providing both high quality and high value.  We have a new test menu which includes our Fresh Endless Garden Bar and fresh-baked garlic cheese biscuits

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October 5, 2011
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complimentary for over 40 entrees with a starting price of $8.99.  Additionally, our new limited-time lunch offer of soup, salad bowl, and garlic cheese biscuits starting at $5.99 - $6.99 continues to perform well in our test markets.  New compelling value offerings such as these, which are being communicated through television, in addition to our continued focus on improving the overall guest experience, are designed to increase our traffic and sales.

•
Lowering Our Costs and Enhancing Our Margins – We continually seek opportunities to lower our cost of doing business without impacting the overall guest experience and have recently engaged an enterprise improvement consulting firm to assist us in an in-depth strategic study on cost reduction

•
Maximizing Our Strong Free Cash Flow – We remain focused on maximizing our free cash flow levels in this difficult environment, and believe our sales building and margin improvement goals noted above will be key facilitators for success.  Additionally, we have identified certain non-critical capital expenditures originally planned for this year totaling approximately $10 million that we are deferring, at no dilution to our long-term conversion and inline growth strategies, in order to maximize our free cash flow for fiscal 2012.  We are going to explore alternatives to potentially monetize a portion of our real estate portfolio and utilize the proceeds, in tandem with our free cash flow, primarily for opportunistic share repurchases and/or to repay some of our higher interest rate third-party debt.”

Fiscal Year 2012 Guidance

•
Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to down 2.0% for the year, with our second quarter same-restaurant sales estimated to be in the range of down 2.0%-3.0% due to headwinds from the current competitive environment coupled with more difficult sales comparisons to lap from the prior year, and reflecting a two-year trend improvement over the first quarter

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October 5, 2011
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•
Company-Owned and Licensed Restaurant Development – We expect to close three to five Company-owned restaurants (excluding conversions), convert six to eight Company-owned restaurants to other high-quality casual dining concepts, open one new restaurant, and open six to eight Lime Fresh Mexican restaurants

•
Franchise Restaurant Development – We estimate our franchisees will close 14-16 restaurants, up to 14 of which will be international, and open seven to nine restaurants, up to six of which will be international

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Restaurant Operating Margins – Margins are anticipated to decline slightly with the negative impact of lower same-restaurant sales largely offset by fixed cost leverage from the 53rd week and cost savings initiatives.  We have some food cost exposure in the back half of the year but plan on partially offsetting this exposure with freight savings.

•	Depreciation – Estimated to be in the $66-$68 million range

•
Selling, General, and Administrative Expenses – Estimated to be up approximately 13%-16% from a year earlier primarily due to incremental advertising expense and the loss of fee income from acquired franchise partnerships which historically offset selling, general, and administrative expenses

•	Other Expenses – Interest expense is estimated to be $16-$18 million and the effective tax rate is estimated to be 10%-15%

•
Diluted Earnings Per Share for the year are estimated to be in the $0.60-$0.75 range, with our second quarter estimated to be a net loss of $0.04 to $0.08 per share due to lower same-restaurant sales and year-over-year increases in advertising and interest expense. Fully-diluted weighted average shares outstanding are estimated to be approximately 62-63 million for the year.

•	Capital Expenditures for the year are estimated to be $33-$37 million

•	Free Cash Flow for the year is estimated to be $90-$100 million

In closing, Mr. Beall said, “While we anticipate the remainder of Fiscal 2012 to be a challenging operating environment, we are confident that our plans and strategies to increase our same-restaurant sales, lower our costs and enhance our margins, and maximize our free cash flow will result in a stronger Ruby Tuesday and will position us over the long term to increase shareholder value through both sales and earnings growth.”

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News Release
October 5, 2011
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A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 14 foreign countries, and Guam.  As of August 30, 2011, the Company owned and operated 746 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 43 and 52 Ruby Tuesday restaurants, respectively.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, restaurant acquisitions, and conversions of Company-owned restaurants to other dining concepts.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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October 5, 2011
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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2012
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks
	Ended		Ended
	August 30,	Percent	August 31,	Percent	Percent
	2011	of Revenue	2010	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$328,854	99.5	$300,632	99.3
Franchise revenue	1,491	0.5	2,054	0.7
Total revenue	330,345	100.0	302,686	100.0	9.1

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	97,575	29.7	85,093	28.3
Payroll and related costs	112,987	34.4	100,209	33.3
Other restaurant operating costs	68,655	20.9	59,643	19.8
Depreciation	16,286	5.0	15,122	5.0
(as a percent of Total revenue)
Selling, general and administrative, net	26,776	8.1	22,543	7.4
Closures and impairments	445	0.1	1,739	0.6
Equity in earnings of unconsolidated franchises	0	0.0	(203)	(0.1)
Total operating costs and expenses	322,724		284,146

Earnings before Interest and Taxes	7,621	2.3	18,540	6.1	(58.9)

Interest expense, net	3,964	1.2	2,463	0.8

Pre-tax Profit	3,657	1.1	16,077	5.3	(77.3)

Provision for income taxes	564	0.2	3,680	1.2

Net Income	$3,093	0.9	$12,397	4.1	(75.1)

Earnings Per Share:
Basic	$0.05		$0.19		(73.7)
Diluted	$0.05		$0.19		(73.7)

Shares:
Basic	63,755		63,681
Diluted	64,476		64,412

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October 5, 2011
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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2012
(Amounts in thousands)
(Unaudited)
	August 30,	May 31,
CONDENSED BALANCE SHEETS	2011	2011
Assets
Cash and Short-Term Investments	$8,287	$9,722
Accounts and Notes Receivable	8,252	7,531
Inventories	35,447	34,470
Income Tax Receivable	3,229	3,077
Deferred Income Taxes	14,819	14,429
Assets Held for Sale	3,839	1,340
Prepaid Rent and Other Expenses	13,011	12,797

Total Current Assets	86,884	83,366

Property and Equipment, Net	1,020,453	1,031,151
Unamortized Goodwill, Net	15,571	15,571
Other Assets	54,655	56,938

Total Assets	$1,177,563	$1,187,026

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$16,492	$15,090
Income Tax Payable
Other Current Liabilities	102,991	104,234
Long-Term Debt, including Capital Leases	330,168	329,184
Deferred Income Taxes	43,280	42,923
Deferred Escalating Minimum Rents	44,909	44,291
Other Deferred Liabilities	60,141	59,591

Total Liabilities	597,981	595,313

Shareholders' Equity	579,582	591,713

Total Liabilities and
Shareholders' Equity	$1,177,563	$1,187,026